Exhibit 99.1

EVERI REPORTS 2015 FOURTH QUARTER AND FULL YEAR RESULTS

Las Vegas, NV – March 15, 2016 – Everi Holdings Inc. (NYSE:EVRI) (“Everi” or the “Company”) today reported financial results for the fourth quarter and full year ended December 31, 2015.  As Everi completed the acquisition of Multimedia Games Holding Company, Inc. (“Multimedia”) by way of a merger in December 2014, the three months ended December 31, 2015 referenced below include a full quarter of operating results.  Unless otherwise noted, the results for the 2014 fourth quarter and 2014 full year referenced below include 13 days of operations from the Games segment that occurred after the closing of the Multimedia acquisition.

Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	December 31, 2015	December 31, 2014
	(in millions, except per share amounts)

Revenue	$204.4	$152.1

Operating (loss) income (1)	$(68.9)	$0.4

Net loss (1)	$(86.6)	$(5.7)

Net loss per diluted share (1)	$(1.31)	$(0.09)

Diluted shares outstanding	66.0	66.4

Adjusted EBITDA (2)	$45.9	$24.0

Cash earnings (3)	$6.8	$15.6

Cash earnings per share (“Cash EPS”) (4)	$0.10	$0.23

(1)Operating (loss) income, net loss, and net loss per diluted share includes a $75.0 million goodwill impairment charge for the quarter ended December 31, 2015, and $10.0 million of acquisition expenses and purchase accounting adjustments, and a $3.1 million asset impairment charge for the quarter ended December 31, 2014.

(2)Adjusted EBITDA is defined as operating (loss) income plus depreciation and amortization, non-cash stock compensation, goodwill and other asset impairment charges, accretion of contract rights, acquisition expenses, other merger related costs and purchase accounting adjustments.

(3)Cash Earnings is defined as net loss plus non-cash stock compensation, deferred income tax (benefit)expense, amortization, goodwill and other asset impairment charges, accretion of contract rights, acquisition expenses, other merger related costs and purchase accounting adjustments and loss on extinguishment of debt.

(4)Cash Earnings per Share (“Cash EPS”) is defined as Cash Earnings divided by the weighted average number of diluted shares of common stock outstanding.

Michael Rumbolz, Interim President and Chief Executive Officer of Everi, commented, “Our results for the 2015 full year reflect growth in both our Games and Payments businesses, which on a combined pro forma basis resulted in an annual increase in revenue and Adjusted EBITDA of approximately 4% and 7%, respectively.  Our Payments business is benefiting from sustained improvements in gross gaming revenue as a result of a stronger consumer environment.”

Mr. Rumbolz concluded, “While 2016 is expected to be a year that reflects the continued transition in our business, we expect that investments initiated in 2015 will continue to improve the performance of our Games and Payments product portfolio.  In addition, we expect our Games segment will benefit from both an increase in our distribution capabilities as we enter new jurisdictions and from the continued strength of our Class II gaming content.  Throughout this transition, we will remain focused on identifying efficiencies across our entire enterprise in order to ensure that our costs reflect our current operating environment.”

Randy L. Taylor, Executive Vice President and Chief Financial Officer, added, “By the end of 2015, we had achieved run rate synergies of approximately $25 million, which exceeded our $24 million target and we continue to expect to achieve the entire $30 million in run rate synergies by the end of 2016.  We remain committed to prioritizing the deployment of free cash flow to reduce debt.”

Fourth Quarter 2015 Results Overview

Revenues increased $52.3 million, or 34%, to $204.4 million in the fourth quarter of 2015 compared to the same period last year.  Fourth quarter 2015 revenues included $50.5 million from the Games segment and a 6% year-over-year increase in the Payments segment to $153.9 million.  The Company reported an operating loss of $68.9 million in the fourth quarter of 2015 compared to operating income of $0.4 million in the prior-year period.  The 2015 fourth quarter operating loss includes a non-cash goodwill impairment charge of $75.0 million in the Games reporting unit.  Operating income for the fourth quarter 2014 included $10.0 million of acquisition expenses and other merger related costs and an asset impairment charge of $3.1 million.

In connection with the annual goodwill impairment testing process completed in the fourth quarter of 2015, the Company determined that the carrying amount of its Games reporting unit exceeded the estimated fair value. This conclusion was primarily based upon the limited growth expectations as a result of capital expenditure constraints in the gaming industry, consolidation and increased competition in the gaming manufacturing space, volatility in the stock market, global and domestic economic uncertainty, and lower than expected operating profits and cash flows in 2015.  Based on these indicators, the Company revised its estimates and assumptions for the Games reporting unit, which resulted in the reported goodwill impairment charge. The impairment charge has no impact on Everi’s operations, Adjusted EBITDA, cash flow or financial covenant compliance.

Adjusted EBITDA increased $21.9 million, or 91%, to $45.9 million for the fourth quarter of 2015 compared to $24.0 million in the fourth quarter of 2014.  Adjusted EBITDA for the three months ended December 31, 2015, was comprised of $26.5 million and $19.4 million from the Games and Payments segments, respectively.  Adjusted EBITDA for the three months ended December 31, 2014, was comprised of $19.9 million and $4.1 million from the Payments and Games segments, respectively.  For the 2015 full year, the Company reported Adjusted EBITDA of $200.4 million which is within the previously provided guidance range of between $200 million to $205 million.

The Company recorded a loss from operations before income tax provision of $93.9 million for the fourth quarter of 2015 compared to a loss of $7.5 million in the prior-year period. Diluted loss per share from continuing operations was $(1.31) for the fourth quarter of 2015 compared to a diluted loss per share from continuing operations of $(0.09) for the same period last year.  Cash EPS was $0.10 for the quarter ended December 31, 2015, compared to $0.23 for the quarter ended December 31, 2014.

Games Segment Full Quarter Comparative Results (unaudited)

The information set forth in the table below presents standalone historical data for Everi’s Games segment related to the three months ended December 31, 2014 (inclusive of the 79 days prior to the acquisition of Multimedia by the Company on December 19, 2014).

	Three Months Ended	Three Months Ended
	December 31, 2015	December 31, 2014
	(in millions, except unit amounts and prices)

Revenue	$50.5	$48.0

Operating loss (1)	$(80.7)	$(7.4)

Adjusted EBITDA (2)	$26.5	$22.8

Units sold	645	537

Average sales price (ASP)	$16,648	$16,318

Domestic participation installed units:(3)
Average	13,197	13,157
Quarter end	13,340	13,287
Premium participation units at quarter end	1,747	1,541
Approximate daily win per unit	$27.68	$27.01

(1)

Operating loss includes a $75.0 million goodwill impairment charge for the quarter ended December 31, 2015 and $13.4 million of acquisition expenses and purchase accounting adjustments for the quarter ended December 31, 2014.

(2)

Adjusted EBITDA is defined as operating loss plus depreciation and amortization, non-cash stock compensation, goodwill and other asset impairment charges, accretion of contract rights, acquisition expenses, other merger related costs and purchase accounting adjustments.

(3)

The quarter-end installed base and the average installed base for the three month period ended December 31, 2015 reflect the reinstallation of 123 units at a customer’s facility in Oklahoma that were temporarily removed during a renovation.  The units were initially removed from the installed base in October 2014.

2015 Fourth Quarter Games Segment Highlights:

•

Revenues increased approximately 5% to $50.5 million compared to $48.0 million in the prior-year period.  The 2015 fourth quarter Games segment revenue included $38.3 million from gaming operations and $12.3 million from product sales.  Excluding $0.9 million in revenue in the fourth quarter of 2014 from the Company’s electronic table games operations that was divested in third quarter of 2015, revenues from gaming operations increased 2% year over year.

•

The installed base at the end of the 2015 fourth quarter increased 53 units compared to the prior-year period.  The installed base at the end of the 2015 fourth quarter included the reinstallation of 123 units that were temporarily removed at a customer’s facility in Oklahoma in the fourth quarter of 2014 to accommodate a renovation at that facility.

•	The installed base of premium participation games increased 206 units year over year to 1,747 units.

•	The estimated daily win per unit of the installed base increased $0.67 over the prior-year period to $27.68.

•	Revenue from the New York Lottery business was $4.3 million in the fourth quarter of 2015 compared to $4.2 million in the prior-year period.

•

Revenue from electronic game sales increased $2.6 million, or 27%, year over year to $12.3 million in the fourth quarter of 2015.  The Company sold 645 units in the fourth quarter of 2015 compared to 537 units in the fourth quarter of 2014.

•	Sales of Everi’s premium-priced TournEvent slot tournament solution comprised 14% of total units sold in the fourth quarter of 2015 compared to 30% of units sold in the prior-year period.

•

Gross margin on unit sales was approximately 45.9% and 48.3% for the three-month periods ended December 31, 2015 and 2014, respectively. The 2015 fourth quarter gross margin includes a higher absorption rate of direct and indirect costs.

Games Segment Recent Developments:

•

In February 2016, the Company renewed placement agreements for approximately 1,600 units, or approximately 76% of the total units that were up for renewal with its largest customer in Oklahoma.  Each of the approximately 500 units that were not renewed as part of this agreement are third-party Class III units.

•

Despite a delay in the release of production units of the Company’s new Core HDX video cabinet until late in the 2015 fourth quarter, field trials are accelerating and the Company expects to exit the first quarter of 2016 with its largest quantity of field trials at a quarter end in its history.  Performance of the games offered on the Core HDX video cabinet that are currently on trial continues to be encouraging, including certain titles performing significantly above casino floor average.

•

The Company’s new EveriBet solution, which allows operators to dynamically tailor wager denominations to optimize performance on the casino floor, is receiving initial gaming approvals, with three game titles currently approved and a fourth expected to be approved by the end of the 2016 first quarter.  The Company currently expects to have approvals for more than 40 EveriBet supported games by 2016 year end.

Payments Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	December 31, 2015	December 31, 2014
	(in millions, unless otherwise noted)

Revenue	$153.9	$144.6

Operating income (1)	$11.8	$1.8

Adjusted EBITDA (2)	$19.4	$19.9

Aggregate dollar amount processed (in billions):
Cash advance	$1.2	$1.2
ATM	$3.5	$3.1
Check warranty	$0.3	$0.3

Number of transactions completed (in millions):
Cash advance	2.1	2.1
ATM	17.5	15.9
Check warranty	0.8	0.9

(1)Operating income for the fourth quarter 2014 includes $8.5 million of acquisition expenses and other merger related costs and a $3.1 million asset impairment charge.

(2)Adjusted EBITDA is defined as operating income plus depreciation and amortization, non-cash stock compensation, goodwill and other asset impairment charges, accretion of contract rights, acquisition expenses, other merger related costs and purchase accounting adjustments.

2015 Fourth Quarter Payments Segment Highlights:

•	Revenues increased approximately 6% to $153.8 million in the fourth quarter of 2015 compared to $144.6 million in the prior-year period.

•	Cash Advance revenues decreased 1% to $55.9 million compared to $56.8 million in the prior-year quarter, primarily due to the loss of a corporate customer in the fourth quarter of 2015.

•

ATM revenues increased 13% year over year to $77.0 million from $68.3 million in the prior-year period primarily reflecting higher transaction volume as a result of the acquisition of an ATM portfolio late in the 2015 third quarter and the acquisition of a separate ATM portfolio during the fourth quarter of 2015.  These increases were partially offset by the above noted loss of a corporate customer in the fourth quarter of 2015.

•

Other revenues increased 8%, or $1.1 million, year over year to $15.7 million. The increase in other revenues reflects a $0.9 million year-over-year increase in revenue related to sales of the Company’s compliance solutions and related support services and a $0.2 million year-over-year increase in revenue related to kiosk sales and service.

•

Adjusted EBITDA margin for the Payments segment was 12.6% for the quarter ended December 31, 2015, compared to 13.8% for the same period in 2014.  Excluding approximately $1.5 million of patent litigation costs incurred in the fourth quarter of 2015, Adjusted EBITDA margin for the Payments segment was approximately 13.6%.

Payments Segment Recent Developments:

•

Everi recently became the first company in the casino industry to offer an EMV solution for signature-based transactions performed on either ATM devices or fully integrated kiosks.  The Company is now fully end-to-end EMV-compliant with all its financial transaction devices, platforms, and systems.

•

The Company has completed the integration of the assets acquired from Resort Advantage, and has begun to develop enhancements to its Everi Compliance product suite for Anti-Money Laundering compliance which will allow casino operators to more easily meet their Title 31 requirements.

2016 Outlook

The Company does not expect Adjusted EBITDA growth in 2016.  The 2016 outlook reflects a range of factors including that the year will continue to be one of transition for the Games business. The Company expects to continue with measured investment in game content and hardware solutions.  In addition, the Company expects the introduction of the new Core HDX video cabinet, new game content, and its entrance into several new markets to occur later in the year.  The Company believes this may result in a modest year-over-year increase in unit sales, with the increases principally occurring later in 2016.  The installed base at December 31, 2016, is expected to be relatively flat compared to the installed base at December 31, 2015, which reflects new placements of proprietary Class II and Class III units, offset by the anticipated loss of third-party Class III games in Oklahoma.  These third-party unit losses will principally occur in the first half of 2016.

The Company’s Payments business is expected to benefit in 2016 from the continuing improvement in gross gaming revenue.  In addition, the Company expects new, enhanced Payments solutions, such as its compliance suite and improvements in the core cash access products to offer opportunities for revenue growth and, potentially, further cost reductions.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss its fourth quarter 2015 results today at 5:00 p.m. ET.  The conference call may be accessed live over the phone by dialing (888) 801-6492 or for international callers by dialing (913) 312-0422.  A replay will be available beginning at 8:00 p.m. ET today and may be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the PIN number is 7271455.  The replay will be available until March 22, 2016. The call will be webcast live from the Company’s website at www.everi.com (select “Investors” followed by “Events & Presentations”).

Non-GAAP Financial Information

In order to enhance investor understanding of the underlying trends in our business and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Cash Earnings and Cash EPS on a supplemental basis. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, loss on extinguishment of debt, non-cash stock compensation expense, accretion of contract rights, goodwill and other asset impairment charges, acquisition expenses, other merger related costs and purchase accounting adjustments less a benefit from one-time legal settlement proceeds; Cash Earnings as net income plus non-cash stock compensation, deferred income tax, amortization, accretion of contract rights, goodwill and other asset impairment charges, loss on extinguishment of debt, acquisition expenses, other merger related costs and purchase accounting adjustments less a benefit from one-time legal settlement proceeds; and Cash EPS as Cash Earnings divided by our diluted weighted average number of shares of common stock outstanding. We present Adjusted EBITDA, Cash Earnings and Cash EPS as we use this information to manage our business and consider these measures to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our credit facility, senior secured notes and senior unsecured notes require us to comply with a consolidated secured leverage ratio that include performance metrics substantially similar to Adjusted EBITDA. Reconciliations between United States Generally Accepted Accounting Principles (“GAAP”) measures and non-GAAP measures and between actual results and adjusted results are provided at the end of this press release. Adjusted EBITDA, Cash Earnings and Cash EPS are not measures of financial performance under GAAP. Accordingly, they should not be considered in isolation or as a substitute for, and should be read in conjunction with, our net income, operating income, basic or diluted earnings per share or cash flow data prepared in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding 2016 Adjusted EBITDA, including an overall increase in unit sales, the expected benefits from our Core HDX video cabinet, our entrance into new markets, the size of our installed base and placements of Class II and Class III content in Oklahoma and other markets, the expected continued improvement in gross gaming revenues due to the current maro economic environment, and our ability to enhance our Payments products.

The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the SEC, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 15, 2016, and subsequent periodic reports, and are based on information available to us on the date hereof. We do not intend, and assume no obligation, to update any forward-looking statements.

These cautionary statements qualify our forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with our most recent report on Form 10-K and the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

About Everi

Everi is dedicated to providing video and mechanical reel gaming content and technology solutions, integrated gaming payments solutions and compliance and efficiency software. Everi Games provides: (a) comprehensive content, electronic gaming units and systems for Native American and commercial casinos, including the award winning TournEvent® slot tournament solution; and (b) the central determinant system for the video lottery terminals installed at racetracks in the State of New York. Everi Payments provides: (a) access to cash at gaming facilities via Automated Teller Machine cash withdrawals, credit card cash access transactions, point of sale debit card transactions, and check verification and warranty services; (b) fully integrated gaming industry kiosks that provide cash access and related services; (c) products and services that improve credit decision making, automate cashier operations and enhance patron marketing activities for gaming establishments; (d) compliance, audit and data solutions; and (e) online payment processing solutions for gaming operators in states that offer intrastate, Internet-based gaming and lottery activities.

Contacts

Investor Relations

Richard Land, James Leahy

JCIR

212-835-8500 or evri@jcir.com

EVERI HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME

(In thousands, except earnings per share amounts)

	Year Ended December 31,
	2015	2014	2013

Revenues
Games	$214,424	$7,406	$—
Payments	612,575	585,647	582,444
Total revenues	826,999	593,053	582,444
Costs and expenses
Games cost of revenue (exclusive of depreciation and amortization)	47,017	1,753	—
Payments cost of revenue (exclusive of depreciation and amortization)	463,380	438,318	439,794
Operating expenses	101,202	95,452	76,562
Research and development	19,098	804	—
Goodwill impairment	75,008	—	—
Depreciation	45,551	8,745	7,350
Amortization	85,473	14,199	9,588
Total costs and expenses	836,729	559,271	533,294
Operating (loss) income	(9,730)	33,782	49,150
Other expenses
Interest expense, net of interest income	100,290	10,756	10,265
Loss on extinguishment of debt	13,063	2,725	—
Total other expenses	113,353	13,481	10,265
(Loss) income from operations before tax	(123,083)	20,301	38,885
Income tax (benefit) provision	(18,111)	8,161	14,487
Net (loss) income	(104,972)	12,140	24,398
Foreign currency translation	(1,251)	(1,258)	269
Comprehensive (loss) income	$(106,223)	$10,882	$24,667
(Loss) earnings per share
Basic	$(1.59)	$0.18	$0.37
Diluted	$(1.59)	$0.18	$0.36
Weighted average common shares outstanding
Basic	65,854	65,780	66,014
Diluted	65,854	66,863	67,205

EVERI HOLDINGS INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET INFORMATION

(In thousands, except par value amounts)

	At December 31,	At December 31,
	2015	2014

Cash and cash equivalents	$102,030	$89,095
Settlement receivables	44,933	43,288
Settlement liabilities	(139,819)	(119,157)

Net available cash	$7,144	$13,226

Current portion of long-term debt	$10,000	$10,000
Long-term debt, less current portion	1,153,579	1,178,787

Total debt	$1,163,579	$1,188,787

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF OPERATING (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA

	Three Months Ended December 31,			Three Months Ended December 31,
	2015			2014
	Games	Payments	Total	Multimedia[1]	GCA[1]	Total[2]

Operating income	$(80,683)	$11,760	$(68,923)	$(7,368)	$1,801	$(5,567)
Plus: depreciation and amortization	30,159	5,887	36,046	13,537	5,191	18,728

EBITDA	$(50,524)	$17,647	$(32,877)	$6,169	$6,992	$13,161

Non-cash stock compensation expense	457	1,739	2,196	1,103	1,316	2,419
Goodwill impairment	75,008	—	75,008	—	—	—
Other asset impairment	—	—	—	—	3,129	3,129
Accretion of contract rights	1,608	—	1,608	2,157	—	2,157
Acquisition and other costs related
to mergers and purchase accounting adjustments	—	10	10	13,350	8,475	21,825

Adjusted EBITDA	$26,549	$19,396	$45,945	$22,779	$19,912	$42,691

	Year Ended December 31,			Year Ended December 31,
	2015			2014
	Games	Payments	Total	Multimedia[1]	GCA[1]	Total[2]

Operating income	$(73,503)	$63,773	$(9,730)	$29,676	$35,206	$64,882
Plus: depreciation and amortization	110,650	20,374	131,024	46,489	19,369	65,858

EBITDA	$37,147	$84,147	$121,294	$76,165	$54,575	$130,740

Non-cash stock compensation expense	1,401	6,883	8,284	5,708	8,849	14,557
Goodwill impairment	75,008	—	75,008	—	—	—
Other asset impairment	—	—	—	—	3,129	3,129
Accretion of contract rights	7,614	—	7,614	9,100	—	9,100
Acquisition and other costs related
to mergers and purchase accounting adjustments	1,640	1,039	2,679	19,964	9,428	29,392
Legal settlement proceeds	—	(14,440)	(14,440)	—	—	—

Adjusted EBITDA	$122,810	$77,629	$200,439	$110,937	$75,981	$186,918

Note:

1.	Entities have been separately defined as the included period is prior to the merger.
2.	Pro forma to include the previously reported results of Multimedia for the December 31, 2014 period.

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO CASH EARNINGS

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Reconciliation of net (loss) income to cash earnings (amounts in thousands, except earnings per share amounts)
Net (loss) income	$(86,591)	$(5,749)	$(104,972)	$12,140
Non-cash stock compensation expense	2,196	1,343	8,284	8,876
Deferred income tax (benefit)/expense	(7,979)	(1,941)	(19,878)	6,613
Amortization	22,533	5,723	85,473	14,199
Goodwill impairment	75,008	—	75,008	—
Other impairment	—	3,129	—	3,129
Accretion of contract rights	1,608	301	7,614	301
Acquisition and other costs related to the merger and purchase accounting adjustments	10	10,041	2,679	10,995
Legal settlement proceeds	—	—	(14,440)	—
Loss on extinguishment of debt	—	2,725	13,063	2,725

Cash earnings	$6,785	$15,572	$52,831	$58,978

Diluted weighted average number of common shares outstanding	66,004	66,397	65,854	66,863

Diluted cash earnings per share (“Cash EPS”)	$0.10	$0.23	$0.80	$0.88